EXHIBIT 99.1

NOTICE TO LIMITED PARTNERS DATED NOVEMBER 20, 2003

[NTS-PROPERTIES ASSOCIATES IV LETTERHEAD]

November 20, 2003

Dear NTS-Properties IV Investor:

        We recently learned of an offer by CMG Partners, LLC to purchase your interests in NTS-Properties IV for $200 in cash. This offer, known as a “mini-tender,” is structured to avoid the filing, disclosure and procedural requirements designed to protect investors such as yourself. As your general partner, we are responsible for ensuring that you receive the material facts necessary for you to make an informed investment decision. We believe that CMG’s offer fails to comply with the rules and guidelines applicable to these offers and that its price is inadequate. We recommend that you reject the offer.

        We base our recommendation on two reasons. First, we believe the value offered by CMG is inadequate. As you may recall, as part of reaching an agreement to settle the pending class-action litigation, we have agreed to pursue a merger with other public partnerships affiliated with us and a privately-held entity owned and controlled by an affiliate of ours. As part of the merger process, we asked CB Richard Ellis, an unaffiliated third party, to appraise the properties owned by each entity that is proposing to merge, including the properties owned by your partnership. Although this appraisal has not been finalized, based on the values contained in the draft report, we believe that your interests are worth at least two and one-half (2.5) times the price offered by CMG. We expect to file a document describing the proposed merger with the Securities and Exchange Commission in thirty (30) days or so. This document will include a final copy of the appraisal report as well as the projected value ascribed to your interests in the merger. At a minimum, we urge that you wait until we file this document and are able to make the report publicly available before you make a decision on tendering your interests to CMG.

        The second reason that we recommend you not accept CMG’s tender offer is that they have failed to provide you with the important procedural safeguards associated with tender offers for which filings are required by the SEC. Specifically, if you tender to CMG, you will only have the right to withdraw your interests for a period of ten (10) days. Under SEC rules, you would be able to withdraw at any time up until closing of the tender. Also, CMG’s offer is structured to make you decide quickly without potentially adequate time to consider all of the facts since it does not have any provision requiring pro rata treatment if limited partners tender more interests than CMG desires to purchase. Under SEC rules, CMG would be required to accept tenders on a pro rata basis. Finally, CMG’s offer fails to adequately disclose important matters required under the SEC’s guidelines. For example:

    1.        Risk Factors. CMG’s offering document does not include a clear, concise and prominent description of the risks associated with its offer. The only reference to risks appears in bullet points in smaller type at the bottom of the offer.

    2.        Method of Determining the Offer Price: CMG fails to clearly summarize how it determined its offer price. The only reference is a vague statement that CMG estimated appraised value by its own analysis of our financial statements.

    3.        Property/Business Disclosure. CMG does not disclose certain information about the core operations of NTS-Properties IV.

    4.        Financial Information: CMG does not disclose, to the extent known, financial information about NTS-Properties IV.

    5.        Identity and Financial Wherewithal of Bidder: CMG fails to completely and accurately disclose information about itself, including information about its control persons and promoters. In addition, CMG fails to disclose its financial capability to complete its offer.

    6.        Target Recommendations: You should have been advised, before you make an investment decision, that additional, material information will come from us, as the general partner of your partnership. CMG fails to disclose this.

        Importantly, please note that CMG’s offer can be revoked at any time in its sole discretion. The SEC has stated that offers that may be revoked for any reason may be considered a “fraudulent, deceptive or manipulative practice” under the Securities Exchange Act of 1934. Also, CMG’s “Agreement of Assignment and Transfer” included with the tender offer contains qualifications and contingencies that you should carefully read before you make any decision. For these and other reasons, we recommend that you not accept CMG’s offer. You should also consult a publication of the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is available on the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm. If you do decide to tender and CMG accepts, we will only accept a request for a transfer as long as SEC rules and regulations, including the above guidelines, are followed and the transfer complies with the partnership agreement.

Proposed Merger/Conflict of Interest

        Please note that as a result of the proposed merger and class-action litigation settlement, we may have a conflict of interest recommending against CMG’s offer. In addition, we have an interest in defeating any attempt to exercise control over NTS-Properties IV because we and our affiliates receive fees and other compensation from continuing to operate the partnership.

        As noted above, proposed merger will be the subject to a joint consent solicitation statement/prospectus to be filed with the Securities and Exchange Commission. This notice is neither an offer to purchase, a solicitation of an offer to sell or the solicitation of a proxy to vote, any of the limited partner interests of the partnerships. Each limited partner is strongly encouraged to read the joint consent/prospectus and any other relevant documents when filed with the Securities and Exchange Commission. These documents will contain important information and may be obtained free of charge on the SEC’s website at www.sec.gov, or on the partnerships’ website at www.ntsdevco.com, when filed.

Forward Looking Information

        This notice may contain forward-looking statements involving risks and uncertainties. Statements in this filing that are not historical, including statements regarding intentions, beliefs, expectations, representations, plans or predictions of the future, constitute forward-looking statements. These risks and uncertainties include, but are not limited to, court and other regulatory approval of the proposed mergers and the ability to successfully integrate each of the acquired partnerships as well as general risks and uncertainties associated with owning real estate. For a discussion of some of these potential risks and uncertainties, please refer to the annual and quarterly reports filed by NTS-Properties IV with the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

        If you have any questions or would like additional information, please call 800-928-1492, extension 544.